LOAN CONSOLIDATION AND RESTRUCTURING AGREEMENT

by and among

CASPIAN SERVICES, INC.

and

BAKHYTBEK BAISETOV

Dated as of July 31, 2011

TABLE OF CONTENTS
SECTION 1. DEFINITIONS		2
1.1	Defined Terms	2
1.2	Other Definitional Provisions.	4
SECTION 2. LOAN CONSOLIDATION AND RESTRUCTURE		5
2.1	Loan Restructuring	5
SECTION 3. CLOSING CONDITIONS		6
3.1	Conditions Precedent	8
SECTION 4. COVENANTS OF CASPIAN SERVICES		7
4.1	Consent to Note Restructuring	7
4.2	Undertakings Relating to Approval of the Transaction Documents	9
4.3	Reasonable Best Efforts	8
SECTION 5. REPRESENTATION AND WARRANTIES		8
5.1	Representations and Warranties of Caspian Services	8
5.2	Representations and Warranties of Baiseitov	10
SECTION 6. TERMINATION OF THIS AGREEMENT		11
SECTION 7. MISCELLANEOUS PROVISIONS		12
7.1	Survival of Obligations	12
7.2	Entire Agreement	12
7.3	Severability; Specific Enforcement	13
7.4	Amendments	13
7.5	Counterparts; Facsimile	13
7.6	Descriptive Headings	13
7.7	Governing Law	13
7.8	Jurisdiction	13
7.9	Waivers of Jury Trial	14
7.10	Further Assurances	14
7.11	Acknowledgements	14
7.12	Assignment.	14
7.13	Waivers	14
7.14	Notices	15
7.15	Effectiveness of Facility Agreements	15
7.16	Baiseitov's Consent; Waiver of Certain Defaults Under the Facility Agreements.	15

i

EXHIBITS
Exhibit A	Form of Secured Convertible Consolidated Promissory Note
Exhibit B	Form of Security Agreement
Exhibit C	Form of Security Agreement
Exhibit D	Form of Security Agreement
Exhibit E	Form of Security Agreement
Exhibit F	Form of Registration Rights Agreement

Annex I	Undertaking of Mirgali Kunayev (Chairman of the Board of Directors)

ii

This LOAN CONSOLIDATION AND RESTRUCTURING AGREEMENT, dated as of July 31, 2011 (this “Agreement”), is entered into by and among Caspian Services, Inc., a corporation duly organized and existing under the laws of the State of Nevada (“Caspian Services”), and Bakhytbek Baiseitov, an individual residing in the Republic of Kazakhstan (“Baiseitov”).  Capitalized terms used herein shall have the meanings set forth in Section 1 hereof.

W I T N E S S E T H:

WHEREAS, Caspian Services and Altima Central Asia (Master) Fund Ltd., a company managed and represented by Altima Partners L.L.P. entered a certain facility agreement dated June 20, 2008 (the “Altima Facility Agreement”). Pursuant to the Altima Facility Agreement, Altima provided a convertible unsecured loan in the principal amount of $15,000,000 (fifteen million US Dollars) bearing interest at 13% per annum to Caspian Services (the “Altima Loan”);

WHEREAS, Caspian Services and Great Circle Energy Services, L.L.C., a Delaware limited liability company, managed and represented by Alfa Capital Partners of Moscow, Russian Federation (formerly known as Great Circle Energy Services, L.L.C.) entered into a certain facility agreement dated September 3, 2008 (the “Great Circle Facility Agreement”).  (The Altima Facility Agreement, together with the Great Circle Facility Agreement, are herein referred to as the “Facility Agreements”)  Pursuant to the Great Circle Facility Agreement, Great Circle provided a convertible unsecured loan in the principal amount of $15,000,000 (fifteen million US Dollars) bearing interest at a rate of 13% per annum to Caspian Services (the “Great Circle Loan”).  The Great Circle Loan is evidenced by a promissory note (the “Great Circle Note”).  (The Altima Loan, together with the Great Circle Loan, are herein referred to as the “Loans”);

WHEREAS, Baiseitov acquired all of the right, title and interest in the Loans and the Facility Agreements and other interests thereunder and relating thereto;

WHEREAS, Pursuant to a Loan Agreement dated December 21, 2006 (as amended from time to time thereafter) Caspian Services owes certain credit support obligations to the European Bank for Reconstruction and Development (“EBRD”), in support of secured borrowings of Caspian Services’ subsidiary, Balykshy LLP (“Balykshy”) under an Investment Agreement, dated June 28, 2007, between Balykshy LLP and EBRD (the “EBRD Financing Agreements”).  The total indebtedness of Balykshi to EBRD calculated as of May 30, 2011 will be $19,336,943 and Caspian Services’ obligation under an accelerated put option liability in favor of EBRD is estimated to be $10,000,000-$14,150,000, and a financial commitment to complete the Atash Marine Base project estimated to be $5,000,000-$7,000,000, copies of the EBRD Financing Agreements have been previously furnished to Baiseitov and further Baiseitov acknowledges that Caspian Services in not current in its obligations under the EBRD Financing Agreements;

WHEREAS, EBRD has issued a written waiver of the Caspian Services change of control clause of the EBRD Financing Agreements, a copy of which has been previously furnished to Baiseitov consenting to Baiseitov’s purchase and acquisition of the Loans and EBRD and Baiseitov have informed Caspian Services that EBRD will not pursue any action against Caspian Services based on an default under the EBRD Financing Agreements during the period that restructuring negotiations are continuing between them;

WHEREAS, Caspian Services and Baiseitov desire to enter into this Agreement providing for, inter alia, the consolidation of the Loans into a single loan evidenced by a new promissory note that will extend the loan maturity to July 31, 2014 in the form attached hereto as Exhibit A (“Secured Convertible Consolidated Note”) which will be secured by assets of Caspian Services under the Security Agreements in a form conforming substantially to those attached hereto as Exhibits B, C, D, and E) or such other security documents customarily acceptable in the jurisdiction where secured assets are registered or located;

WHEREAS, in connection with this Agreement, Caspian Services is delivering an undertaking from its chairman of the board of directors pursuant to which such director has agreed to vote the shares of Caspian Services held by such director in favor of this transaction including the issuance of shares required to consummate the conditions of this Agreement as contemplated by Section 3.1(c)viii hereof, and a copy of such undertaking has been attached hereto as Annex I;

WHEREAS, this Agreement has been negotiated among the Parties hereto in good faith and at arm’s length and, as executed, reflects the conclusions of the Parties that this Agreement, and the transactions contemplated by this Agreement, are fair, equitable, and in the best interests of the Parties hereto; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Caspian Services and Baiseitov, intending to be legally bound, agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings specified in the Secured Convertible Consolidated Promissory Note.  In addition, as used in this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Baiseitov”  has the meaning set forth in the preamble of this Agreement.

“Caspian Services” has the meaning set forth in the preamble of this Agreement.

“Closing Date” means a date to be agreed between the Parties which shall be within five days after Baiseitov shall execute an agreement to restructure the EBRD Financing Agreements on terms acceptable to Caspian Services and Baiseitov or such other time and date as the Parties shall mutually agree in a writing signed by each Party but no later than 180 days after the Execution Date.

“Common Stock” means the common stock of Caspian Services, par value $0.001 per share.

“Controlling Shareholder” means Mirgali Kunayev.

“Conversion Price” means the conversion price of U.S. $.12 per share of Common Stock.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“Covered Affiliate” means Mirgali Kunayev (Chairman of the Board).

“EBRD Indebtedness” means the obligations of Caspian Services and Balykshy under the EBRD Financing Agreements and related agreements, as to the assets pledged under such agreements.

“EBRD Restructuring Term Sheet” means the term sheet dated May 27, 2011 between Caspian Services, EBRD and Baiseitov for restructuring of the Atash Marine Support and Supply Base Development located in the port of Bautino, Mangistau Region, Republic of Kazakhstan.

“Execution Date” means the date of this Agreement as set forth in the preamble contained in the first paragraph hereof, or such other time and date as the Parties shall mutually agree in a writing signed by each Party

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Material Contract” means all contracts, agreements, commitments, understandings or instruments between Caspian Services and any Governmental Authority of the United States or the Republic of Kazakhstan, and all contracts, agreements, commitments, understandings, or instruments required to be filed by Caspian Services with the SEC as an exhibit to an Annual Report on Form 10-K.

“Note” means the Secured Convertible Consolidated Promissory Note issued by Caspian Services to Noteholder in a form conforming substantially to Exhibit A.

“Noteholder” means Bakhytbek Baiseitov.

“Organizational Documents” means the articles of incorporation, bylaws, limited liability company agreement, limited partnership agreement or similar organizational and governing documents of an entity.

“Parties” means the parties to this Agreement as identified in the preamble to this Agreement and signatory pages hereto.

“Registration Rights Agreement” means the Registration Rights Agreement attached hereto as Exhibit F.

“Restructured Loan” means the consolidated obligation of Caspian Services which supersedes the Loans as set forth in the Transaction Documents.

“Requirements of Laws” means any United States federal, state and local law, any laws of the Republic of Kazakhstan or any political subdivision thereof, and any other laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law applicable to Caspian Services.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” means the following reports filed by Caspian Services with the SEC pursuant to the Exchange Act: the Annual Report on Form 10-K filed on January 13, 2010, the Quarterly Reports on Form 10-Q filed on February 22, 2011 and May 5, 2011 and the Current Reports on Form 8-K filed on June 28, 2011.

“Security Agreement(s)” means any or all of the Security Agreement(s) between the Parties securing the Note in a form conforming substantially to Exhibits B through E of this Agreement.

“Transaction Documents” means this Agreement, the Note, the Security Agreements, Registration Rights Agreement and all other documents executed and delivered in connection herewith or therewith, including, without limitation, all schedules, annexes, exhibits, amendments, modifications and supplements thereto.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.

(b) The words “hereof,” “herein,” “hereby,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d) Unless the context otherwise requires, references herein:  (i) to Articles, Sections, Exhibits, Annexes and Schedules mean the Articles and Sections of, and the Exhibits, Annexes and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.

(e) The Schedules, Annexes and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

(f) Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.

(g) This Agreement and the Transaction Documents shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

SECTION 2. LOAN CONSOLIDATION AND RESTRUCTURE

2.1 Loan Restructuring.  The Parties agree that on the Execution Date the Loans will be consolidated and restructured into a single Restructured Loan obligation in the amount of $43,245,770.  The Parties agree that the Restructured Loan will be paid as follows:

(a) On the Execution Date, Caspian Services shall make a cash payment via a bank wire to Baiseitov in the amount of $6,000,000 which shall be credited to a reduction of principal due under the Restructured Loan, as of July 31, 2011. Caspian Services may elect to make cash bank wire payment directly to Baiseitov in its discretion may cause its wholly owned subsidiary Caspian Services Group Limited to effect the payment or its part thereof on its behalf;

(b) On the Closing Date, Caspian Services shall issue to Baiseitov 90,000,000 of restricted Common Stock at the agreed price of $.12 per share for a total of $10,800,000, which amount will be immediately credited against the principal of the Restructured Loan as if the Common Stock had been delivered on July 31, 2011;

(c) On the Closing Date, the balance of the Restructured Loan will be evidenced by the Note in the principal amount of $26,445,770 conforming in all material respects to Exhibit A;

(d) The Note will be secured by a first position security interest in the following described assets of Caspian Services and its subsidiaries under the terms of the Security Agreements:

(i) Assets and 100% of the shares of Caspian Services Group Limited, a British Virgin Islands company limited by shares;

(ii) Assets and 100% of the shares of Caspian Geophysical Limited a British Virgin Islands company limited by shares;

(iii) Assets and 100% of the shares of participatory interest in Caspian Services Group LLP a Republic of Kazakhstan registered and domiciled limited liability partnership;

(iv) Assets and 100% of the shares of participatory interest in Tat-Arka LLP a Republic of Kazakhstan registered and domiciled limited liability partnership;

(v) Assets and shares of common stock representing 80% of the shares issued and outstanding of JSC Kazamorgeophysica a Republic of Kazakhstan registered and domiciled joint stock company;

(vi) 50% of the shares of participatory interest in Veritas Caspian LLP a Republic of Kazakhstan registered and domiciled limited liability partnership;

(vii) All geophysical equipment of Caspian Services’ subsidiaries, excluding all equipment of Veritas Caspian LLP;

(viii) All marine vessels and small size craft fleet of Caspian Services’ subsidiaries;

(ix) Cash flows of all Caspian Services’ subsidiaries not under pledge to EBRD, except as required to fulfill obligations as set forth in this Agreement; and

(x) Any and all moveable and immoveable assets of Caspian Services subsidiaries not under pledge to EBRD.

(e) Baiseitov will have the right to request the interest payments due under the Note be amended to provide for quarterly interest payments from the Issuance Date in lieu of semi-annual payments and Caspian Services will amend the Note to provide for quarterly interest payments if, in the opinion and sole discretion of Caspian Services chief financial officer, such amendment will not adversely affect the ability of Caspian Services to meet its obligations to EBRD Financing Agreements and meet its working capital reserve needs during the remaining term of the Note.

(f) Baiseitov shall have the right to convert the unpaid principal and interest due under the Note to restricted common shares of Caspian Services under the terms of Section 4 of the Note.

(g) Caspian Services will pay the out of pocket expenses and legal fees of Baiseitov related to the preparation of the transaction documents up to a maximum amount of $100,000.  The parties will otherwise be solely responsible for payment of all of their respective costs associated with the transaction contemplated by this Agreement.

2.2 Caspian Services in its sole discretion may elect to prepay unpaid principal of the Note in increments of $1,000,000, provided that such payments will be made only at the time of a scheduled interest payment, except that a repayment in full of all interest and principal due under the Note may be made at any time in the discretion of  Caspian Services.

SECTION 3. CLOSING CONDITIONS

3.1 Conditions Precedent.  The effectiveness of this Agreement shall be subject to the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a) the execution and delivery of this Agreement by each of the Parties;

(b) Baiseitov shall have delivered (or caused to be delivered) to Caspian Services each of the following documents:

(i) a copy of the Registration Rights Agreement duly executed by Baiseitov in the form attached hereto as Exhibit F executed by him; and

(ii) the original notes evidencing indebtedness under the Loans.

(c) Caspian Services shall have delivered (or caused to be delivered) to Baiseitov each of the following documents:

(i) the Note, duly executed by Caspian Services;

(ii) a copy of the Registration Rights Agreement, duly executed by Caspian Services;

(iii) a copy of the Security Agreements, duly executed by Caspian Services;

(iv) confirmation of the transfer of funds in the amount of $6,000,000 to Baiseitov;

(v) a certificate for 90,000,000 restricted shares of Common Stock duly registered in the name of Baiseitov;

(vi) a certificate of the Secretary or any Assistant Secretary of Caspian Services, dated as of the Closing Date, in form and substance reasonably satisfactory to the Noteholder, as to (A) the resolutions of the Board of Directors of Caspian Services authorizing the execution and performance of this Agreement and the transactions contemplated hereby and (B) incumbency and signatures of the officers of Caspian Services executing this Agreement and any Transaction Documents;

(vii) an Officer’s Certificate (or its equivalent) of Caspian Services dated as of the Closing Date, certifying (A) that the representations and warranties of Caspian Services contained in this Agreement are true and correct in all material respects as of the Closing Date, (B) the number of Shares or other equity interests held by Mirgali Kunayev in Caspian Services, and (C) that, except as disclosed in the SEC Reports, there is no litigation, legal proceeding or dispute, threatened or commenced, against Caspian Services, other than those that would not reasonably be expected to adversely affect the business or operations of Caspian Services in any material respect and those disputes in the ordinary course of business and for which adequate reserves are being maintained;

(viii) the executed undertakings of the chairman of the board of directors, pursuant to which such director has agreed to vote the shares of Caspian Services held by such director in favor of any shareholder resolution to approve 1) the amendment of the articles of incorporation to increase the authorized common shares of Caspian Services to 500,000,000 shares, par value $0.001 per share as contemplated by Section 6(m) of the Note, and 2) the amendment of the articles of incorporation to increase a number of the Directors on the Company’s Board to 7 (seven) members;

(d) no order issued by a court of competent jurisdiction or by a Governmental Authority, nor any Requirement of Law or other legal restraint or prohibition, shall be in effect that would make the transactions contemplated by this Agreement illegal or otherwise prevent the consummation thereof.

(e) Caspian Services shall have paid all fees, costs and expenses of the Noteholder incurred in connection with the negotiation, execution, delivery and closing of the transactions contemplated by this Agreement and the other Transaction Documents (including, without limitation, reasonable legal and financial advisory fees) up to a maximum of $100,000.

SECTION 4. COVENANTS OF CASPIAN SERVICES

4.1 Consent to Note Restructuring.  Caspian Services hereby consents to and waives any and all rights of first refusal, preemptive rights or other similar rights that Caspian Services may have in connection with the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, including, without limitation, the transactions set forth in Section 2.1 hereof.

4.2 Undertakings Relating to Approval of the Transaction Documents.  As promptly as practicable on or after the date of this Agreement, Caspian Services shall or shall cause each of the following to occur:

(i) Call a meeting of its board of directors to call a meeting of its shareholders to increase its Common Stock to 500,000,000, $0.001 per share, and to increase the size of its Board of Directors to 7 (seven) members;

(ii) File a press release and report on Form 8-K with the SEC to disclose in a timely matter the Closing of the transaction;

(iii) Cooperate with Baiseitov and his legal counsel in filing and perfecting the security interests granted under the Security Agreements.

4.3 Reasonable Best Efforts.  Caspian Services agrees to use its reasonable best efforts to obtain the approvals and consents contemplated by, and deliver the documents required to be delivered under, this Section 4 as promptly as practicable after the date hereof.

4.4 Interest Payment to EBRD.  The Parties agree that Caspian Services shall make a cash advance to its subsidiary, Balykshy LLP, in the amount of $750,000 to allow the subsidiary to make interest and expense payments to EBRD and further agree that Caspian Services will also make available, as required under the EBRD Financing Agreements, as determined by the board of directors of Caspian Services, the amount of $2,900,000 to Balykshy LLP to be held in trust with EBRD to complete the dredging activities at the Atash marine base as required by the EBRD Financing Agreements.

SECTION 5. REPRESENTATIONS AND WARRANTIES

5.1 Representation and Warranties of Caspian Services.  Caspian Services hereby represents and warrants to Baiseitov (it being understood that he is relying on these representations and warranties in entering into this Agreement and the other Transaction Documents) that as of the date hereof:

(a) Organization; Power; Valid and Binding Obligation.  Caspian Services (i) is duly organized and validly existing under the laws of the jurisdiction of its formation and (ii) has full power and authority to execute and deliver this Agreement, the Note and all other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder.  This Agreement and, upon execution and delivery, the Note and all other agreements contemplated hereby to which Caspian Services is a party will constitute the valid and legally binding obligations of Caspian Services, enforceable in accordance with their respective terms.  The execution, delivery and performance by Caspian Services of this Agreement, the Note and all other agreements contemplated hereby have been duly authorized and approved by Caspian Services’ Board of Directors.

(b) No Conflicts; Consents.  Neither the execution and delivery by Caspian Services of this Agreement, the Note or any other agreement contemplated hereby or the consummation by Caspian Services of any of the transactions contemplated hereby or thereby nor compliance by Caspian Services with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute (after notice or lapse of time or both) a default, an event of default or an event creating rights of acceleration, termination or cancellation under, or result in the creation or imposition of any lien or encumbrance upon any of the assets or properties of Caspian Services, (A) the Organizational Documents of Caspian Services, (B) any material note, instrument, contract, agreement, benefit plan or policy, mortgage, lease, license, franchise, permit or other material authorization, right, restriction or obligation to which Caspian Services or any of its subsidiaries is a party or any of the respective assets or properties of Caspian Services or its subsidiaries is subject or by which Caspian Services is bound, (C) any material Court Order to which Caspian Services or its subsidiaries is a party or any of the respective assets or properties of Caspian Services or its subsidiaries is subject or by which Caspian Services or its subsidiaries is bound, or (D) any Requirements of Laws applicable to Caspian Services or its subsidiaries or any of their respective assets or properties; or

(ii) require the approval, consent, authorization or act of, or the making by Caspian Services or its subsidiaries of any declaration, filing or registration with, any Person, other than those that have been or will be obtained or made prior to the Closing Date.

(c) Financial Statements.  The financial statements of Caspian Services included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC promulgated thereunder as in effect at the time of filing. Such financial statements (i) have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and (ii) fairly present in all material respects the financial position of Caspian Services and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(d) Exchange Act Reports.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e) Absence of Undisclosed Liabilities.  There are no material liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown) of Caspian Services or its subsidiaries, except for liabilities and obligations which are reflected on or reserved against in the balance sheet included in Caspian Services’ SEC Reports, or otherwise disclosed therein, or those obligations existing under this Agreement, or other liabilities incurred by Caspian Services in the ordinary course of business consistent with past practice from and after the date of SEC Reports.

(f) OFAC.  To the knowledge of Caspian Services, neither Caspian Services,  nor any of the Covered Affiliates (i) is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control or has entered into any transaction that would violate any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (ii) is in violation of Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or (iii) is in violation of the anti-money laundering provisions of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) amending the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq., and any other laws relating to terrorism or money laundering.

(g) Litigation.  Except as disclosed in the SEC Reports, there is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental or other investigations before any commission or other administrative authority, pending or threatened in writing, (i) against Caspian Services or its subsidiaries, (ii) with respect to or affecting Caspian Services’ or any subsidiaries’ operations, business or financial condition, or (iii) related to the consummation of the transactions contemplated hereby other than, in each case, those that would not reasonably be expected to materially and adversely affect the business or operations of Caspian Services or its subsidiaries, or their ability to perform their obligations under this Agreement or any other agreement contemplated hereby to which it is a party.  Neither Caspian Services nor its subsidiaries is a party to or subject to, bound by or in default under any Court Order, other than those that would not reasonably be expected to materially affect the business or operations of Caspian Services or any subsidiary, or its ability to perform its obligations under this Agreement or any other agreement contemplated hereby to which it is a party.

(h) Contracts.  All Material Contracts to which Caspian Services is a party or is bound are in full force and binding upon the parties thereto.  To the knowledge of Caspian Services except as to the financing facility entered with EBRD, which has been disclosed to Baiseitov (i) no default or breach by Caspian Services has occurred thereunder other than such breaches or defaults which will be cured or waived in connection with the consummation of the transactions contemplated hereby, (ii) Caspian Services has performed all of its obligations thereunder on a timely basis (other than such failures to perform which have been or will be cured or waived as provided above), (iii) no default or breach by the other contracting parties has occurred thereunder and (iv) no event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default or breach by Caspian Services thereunder, other than such defaults or breaches which are being so cured or waived.

(i) No Finder.  Except for such financial advisory fees payable by Caspian Services which have been previously disclosed to the Noteholder, neither Caspian Services nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

5.2 Representation, Warranties and Covenants of Baiseitov.  Baiseitov represents, warrants and covenants that as of the date hereof and at the Closing Date:

(a) He has full power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder.  This Agreement and all other agreements contemplated hereby to which he is a party constitute his valid and legally binding obligations, enforceable in accordance with their respective terms.  Neither the execution, delivery and performance of this Agreement or any other agreements contemplated hereby or the consummation by him of any of the transactions contemplated hereby or thereby nor compliance by him with or fulfillment of the terms, conditions and provisions hereof or thereof will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute (after notice or lapse of time or both) a default, an event of default or an event creating rights of acceleration, termination or cancellation under agreement or any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or Governmental Authority or of any arbitration award applicable to him.

(b) He is an “accredited investor”, as defined in Section 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act.

(c) He acknowledges that neither the Note nor any shares that will be issued to him  at Closing or upon any conversion of any part of the Note has been or will be registered under the Securities Act and such securities may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that Caspian Services is not required to divide or register the Note.

(d) Caspian Services has made available to him the opportunity to ask questions of, and receive answers from management of Caspian Services, concerning Caspian Services and the activities of Caspian Services and its subsidiaries, and otherwise to obtain any additional information, to the extent that Caspian Services possesses such information or could acquire it without unreasonable effort or expense.

(e) He has relied solely upon the advice of his own financial and tax advisors, counsel and accountants as to the legal, tax, economic, and related matters in accepting the New Note and securities issued to him under this Agreement.

(f) He acknowledges that there are currently certain defaults under the EBRD agreements and waives such defaults as grounds to claim any default under the terms of the Note while he and EBRD are in negotiations to restructure the EBRD Financing Agreements.

(g) He waives any claim of default under the terms of the Loans arising prior to the Execution Date.

SECTION 6. TERMINATION OF THIS AGREEMENT

This Agreement may be terminated at any time by the agreement, in writing, of Caspian Services and Baiseitov.  Notwithstanding anything in this Agreement to the contrary, the provisions of Section  2.1(g) hereof shall survive termination of this Agreement.

SECTION 7. MISCELLANEOUS PROVISIONS

7.1 Survival of Obligations.  All representations, warranties, covenants, agreements and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement, and shall not be superseded by the Note or any other Transaction Document.

7.2 Entire Agreement.  This Agreement and the other Transaction Documents (including all Schedules, Annexes and Exhibits attached hereto and thereto) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.  There are no representations, warranties, understandings or agreements among the Parties other than as set forth herein and therein.

7.3 Severability; Specific Enforcement.  If any provision of this Agreement or the application of any provision hereof to any circumstances is held invalid, unenforceable or otherwise illegal, the remainder of the Agreement and the application of such provision to other circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.  Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. Each Party acknowledges and agrees that the other Parties may be damaged irreparably in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each Party agrees that the other Parties may be entitled, subject to a determination by a court of competent jurisdiction, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.

7.4 Amendments.  No amendment, supplement or modification of this Agreement shall be enforceable against any Party unless such Party has consented thereto in writing.

7.5 Counterparts; Facsimile.  This Agreement may be executed and delivered in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.  Exchange and delivery of this Agreement by facsimile or electronic transmission shall constitute a valid and binding execution and delivery of this Agreement by such Party.

7.6 Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

7.7 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah.

7.8 Jurisdiction.  Each Party agrees that any suit, action or proceeding against such Party brought by any other Party arising out of or based upon this Agreement may be instituted in any state or Federal court in the State of Utah, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.  Each Party irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Agreement, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum.  Each Party agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon such Party and may be enforced in any court to the jurisdiction of which such Party is subject by a suit upon such judgment.  Notwithstanding the foregoing, any action involving any Party arising out of or based upon this Agreement may be instituted by any other Party in any other court of competent jurisdiction.

7.9 Waivers of Jury Trial.  THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

7.10 Further Assurances.  The Parties agree to reasonably cooperate with one another and will execute and deliver all such documents, agreements and instruments and do all such other reasonable acts and things as may be necessary and appropriate to carry out the provisions of this Agreement and to consummate the transactions contemplated under any Transaction Document, as promptly as practicable.

7.11 Acknowledgements.  Each of the Parties hereto hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement;

(b) Baiseitov does not have any fiduciary relationship with or duty to Caspian Services arising out of or in connection with this Agreement, and the relationship between Caspian Services, on the one hand, and Baiseitov, on the other hand, in connection herewith is, as of the execution hereof, solely that of debtor and creditor; and

(c) no joint venture is created hereby or otherwise exists by virtue of the transactions contemplated hereby.

7.12 Assignment.

(a) The rights and obligations of the Parties under this Agreement shall not be assignable without the written consent of all of the other Parties hereto.

(b) This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the Parties and successors and assigns permitted by this Section 7.12 any right, remedy or claim under or by reason of this Agreement.

7.13 Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended by an authorized representative of each of the Parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any party, it is in writing signed by an authorized representative of such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

7.14 Notices.  Any notice or communication to Caspian Services or Baiseitov is duly given if in writing and delivered in person or mailed by first-class mail or sent by facsimile transmission to the address or facsimile number indicated on the signature page attached hereto.  Any Party by notice to the other Parties may designate additional or different addresses for subsequent notices or communications.  If a notice or communication is mailed or sent in the manner provided above within the time prescribed, it shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; four calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed.

7.15 Effectiveness of Facility Agreements.  Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that until the Closing Date nothing in this Agreement shall be deemed to prejudice any right or rights that Baiseitov may now or in the future have under or in connection with the Altima Facility Agreement or the Great Circle Facility Agreement or any other document, instrument or agreement entered into in connection therewith, and the terms and provisions of each agreement shall remain in full force and effect.

7.16 Baiseitov’s Consent; Waiver of Certain Defaults Under the Facility Agreements.

(a) By executing this Agreement, Baiseitov hereby consents to Caspian Services and its subsidiary, Caspian Real Estate Ltd., entering into appropriate legal documentation, and performance of their proposed obligations thereunder, in accordance with the EBRD Restructuring Term Sheet.

(b) During the period between Baiseitov’s purchase of the Loans and the Closing, he hereby waives, on the terms set forth herein, any Default by Caspian Services that may be deemed to arise under the Facility Agreements.

(c) Caspian Services and Baiseitov acknowledge that, from and after the Closing Date, the only rights, duties and obligations of the Parties shall be as set forth in the Transaction Documents and the Parties shall have no further rights, duties and obligations regarding any other terms or provisions that may have existed under the Altima Facility Agreement or the Great Circle Facility Agreement prior to the Closing Date.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

CASPIAN SERVICES, INC.,
By: /s/ Alexey Kotov
Name: Alexey Kotov
Title: President
Address: 257 East 200 South, Suite 490 Salt Lake City, Utah 84111 Attention: Alexey Kotov, President
Facsimile No.: +1 801 272 9370

Signature Page to
Loan Consolidation and Restructuring Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

By: /s/ Bakhytbek Baiseitov
Name: Bakhytbek Baiseitov

Address: 291/21 Dostyk Avenue 050020 Almaty, Kazakhstan
Facsimile No.: +7 727 387 08 24

Signature Page to
Loan Consolidation and Restructuring Agreement